Exhibit 99.1

CONOLOG REPORTS RESULTS FOR THE
FISCAL QUARTER ENDED October 31, 2009

Somerville, NJ – December 15, 2009: Conolog Corporation (NASDAQ: CNLGD) announced today the results for the three months ended October 31, 2009.

          Product revenues for the three months ended October 31, 2009 totaled $468,096 representing an increase of 3% compared to the $456,681 reported for the same period last year. The Company attributes this to increased order releases.

          Product Cost for the three months ended October 31, 2009 and 2008 totaled $196,883 and $104,305 respectively. The overall Product Cost continues to be contained by the standardizing of costs to build our new PDR-2000 systems and the continued outsourcing of assemblies.

          Gross Profit for the three months ended October 31, 2009 and 2008 amounted to $271,213 and 352,376 respectively.

          Selling, general and administrative expenses for the three months ended October 31, 2009 amounted to $953,290, an increase of $434,146 from the same period last year. The Company attributes this primarily to an increase of $62,334 for professional fees and services and the amortization (non cash expense) of $336,366 for the annual stock grant program.

          Non-cash non-operating expenses for the three-month period totaled $72,192 and consisted primarily of expenses related to the induced conversion cost of $31,208; and $35,411 for amortization of deferred debenture costs.

          As a result of the foregoing, the Company reported a net loss from operations of ($754,269) or ($.35) per share compared to a loss of ($559,852) or ($.18) per share for the three months ended October 31, 2009 and 2008, respectively.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and assembles electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division is a provider of a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.